Exhibit 10.10

INDEPENDENT DIRECTOR SERVICE AGREEMENT

This Independent Director ServiceAgreement (the “Agreement”) is made and entered into on March 09, 2026 by and between Mr. Hsiu Wu (the “Director”) and Next Technology Holding Inc. (NASDAQ: NXTT), a Wyoming corporation (the “Company”).

WHEREAS, the Company desires to appoint the Director as an Independent Director to serve on its Board of Directors, and the Director is willing to accept such appointment and provide services to the Company in accordance with the terms and conditions set forth herein, effective as of the date of this Agreement (the “Effective Date”);

NOW, THEREFORE, in consideration of the premises, the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I. Appointment; Responsibilities; Compensation

Section 1.01 Appointment and Term

Subject to ARTICLE III, the Company hereby appoints Director to serve as an Independent Director of the Company’s Board of Directors (the “Board”) commencing on the date hereof, for an initial term of one (1) year (the “Initial Term”), unless earlier terminated in accordance with this Agreement. The Initial Term shall automatically be extended on yearly basis unless either party gives written notice to the other party 60 days prior to expiration of the Initial Term that it or she, as applicable, does not wish to extend this Agreement. For purposes of this Agreement the Initial Term and any extended term shall be referred to as the “TERM”.

Section 1.02 Responsibilities; Loyalty

(a) The Director shall perform the duties and responsibilities customarily associated with the role of an independent director under applicable laws and regulations, the rules of NASDAQ, the Company’s articles and bylaws, and as may be assigned by the Board from time to time. The Director shall exercise their duties independently, diligently, and in good faith.The Director’s position, duties and responsibilities maybe modified from time to time in the sole discretion of the Company.

(b) For major decision-making and operational matters of the Company, the Director shall not, without the approval of the Board of Directors (the “Board”), carry out any action/behavior in the name of the Companyoras a representative of theCompany, including but not limited to signing contracts, providing guarantees, making promises, participating in public activities, contacting third parties such as tranfer agent, EDGAR, secretary company, etc. If there is any violationbythe Director, the Company’s Board will initiate a dereliction of duty investigation against theDirector, and the Director shall pay the corresponding damagesorpenalties to the Companyas determined by the Board.

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Section 1.03 Compensation and Benefits

As consideration for the services and covenants described in this Agreement, the Company agrees to compensate Director a fee of 24,000 USD per annum. Payments may be made in the equivalent amount of other currencies. Any variances are mainly due to fluctuation of currency exchange.TheDirector shall and takes the full responsibility for proactively declaring and paying personal income tax according to the requirements of the relevant tax authorities.

Section 1.04 Business Expenses

The Company shall reimburse the Director for all business expenses that are reasonable and necessary and incurred by the Director while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers or such other information and documentation as the Company may reasonably require.

Article II. Confidential Information; Continuing Obligations; Company Property

Section 2.01 Company Property

As used in this Article II, the term the “COMPANY” refers to the Company and each of its direct and indirect subsidiaries. All written materials, records, data and other documents relating to Company business, products or services prepared or possessed by Director during the course of the Director’s service to the Company are the Company’s property. All information, ideas, concepts, improvements, discoveries and inventions that are conceived, made, developed or acquired by Director individually or in conjunction with others during the course of the Director’s service (whether during business hours and whether on Company’s premises or otherwise) that relate to Company business, products or services are the Company’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other documents, data or materials of any type embodying such information, ideas, concepts, improvements, discoveries and inventions are Company property. At the termination of Director’s relationship with the Company for any reason, Director shall return all of the Company’s documents, data or other Company property to the Company.

Section 2.02 Confidential Information; Non-Disclosure

(a) The Director acknowledges that the business of the Company is highly competitive and that the Company will provide Director with access to Confidential Information. The Director acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors. The Director further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. The Director agrees that the Director will not, at any time during or after the Director’s service to the Company, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of Director’s duties and responsibilities to the Company. The Director also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

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(b) For purposes hereof, “CONFIDENTIAL INFORMATION” includes all non-public information regarding the Company’s business operations and methods, existing and proposed investments and investment strategies, financial performance, compensation arrangements and amounts (whether relating to the Company or to any of its employees), contractual relationships, business partners and relationships (including customers and suppliers), strategies, business plans and other confidential information that is used in the operation, technology and business dealings of the Company, regardless of the medium in which any of the foregoing information is contained, so long as such information is actually confidential and proprietary to the Company.

Section 2.03 Non-Solicitation of Directors

For a period of six (6) months following the Termination Date, Director will not, either directly or indirectly, call on, solicit or induce any other Director or officer of the Company or its affiliates with whom the Director had contact, knowledge of, or association with in the course of service to the Company to terminate his relationship with the Company, and will not assist any other person or entity in such a solicitation; PROVIDED, HOWEVER, that with respect to soliciting any Director or officer whose employment was terminated by the Company or its affiliates, or general solicitations for employment not targeted at current officers or employees of the Company or its affiliates, the foregoing restriction shall not apply.

Article III. Termination of Service

Section 3.01 Termination of Service

(a) General

The rights of the Director upon termination of their service will be governed by thisARTICLEIII.Regardless of the reason for the termination, the Company shall not be required to pay any form of compensation or severance benefits to the Director.

(b) Resignation

If Director intends to resign, Director shall notify the Board in writing at least 30 days in advance and provide an explanation of the reasons for such resignation. Before the Board approves and elects a successor, the Directorshall continue to perform theDirectorduties.

(c) Termination bythe Company

Based on the interests of the Company, the Board has the right to terminate this Agreement at any time, with or without cause.

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Article IV. Miscellaneous

Section 4.01 Independent Contractor Status

The Director shall serve as an independent contractor. Nothing in this Agreement shall be construed to create an employment relationship, partnership, joint venture, or agency between the parties.

Section 4.02 Notices

All notices and other communications required or permitted to be given hereunder shall be in writing or electronicform, and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission.

Section 4.03 Severability and Reformation

If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Section 4.04 Assignment

This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of theDirector and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Director (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise), if such successor expressly agrees to assume the obligations of the Company hereunder.

Section 4.05 Amendment

This Agreement may be amended only by writing signed by the Director and by the Company.

Section 4.06 Governing law

This agreement shall be construed, interpreted and governed in accordance with the laws of Hong Kong, without reference to rules relating to conflicts of law.

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Section 4.07 Jurisdiction

Each of the parties hereto hereby consents and submits to the exclusive jurisdiction of Hong Kong courts in connection with any matters arising hereunder.

Section 4.08 Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding, written or oral, between the Company or any affiliate of the Company and the Director with respect to such subject matter,.

Section 4.09 Counterparts

This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

Section 4.10 Construction

The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Director. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above:

Signature of Director		Signature of Company’s Representative

/s/ Hsiu Yu		/s/ Weihong LIU
Name:	Hsiu Wu	Name:	Weihong LIU
Post:	Director	Post:	CEO
Date:	March 09, 2026	Date:	March 09, 2026

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